[PULASKI FINANCIAL CORP. LETTERHEAD]




             PULASKI FINANCIAL REPORTS COMMERCIAL LENDING PORTFOLIO
                   TOPS $100 MILLION WELL AHEAD OF PROJECTIONS

       COMPANY ALSO EXPECTS FULL-YEAR RESULTS TO EXCEED PRIOR YEAR RECORD


ST. LOUIS, SEPTEMBER 30, 2004--Pulaski Financial Corp. (Nasdaq: PULB), today reported its commercial loan portfolio, a key element in its growth strategy, has surpassed its target level of $100 million about two years ahead of expectations. The company, in a meeting with analysts, also indicated it expects results for the fiscal year ending today to exceed last year's record results.

"I especially want to commend Brian Bjorkman, the president of our commercial division, and his staff for exceeding in just one year what we considered lofty goals we set for a three-year period," said William A. Donius, chairman, president and chief executive officer. "Building the commercial division has been a key part of our growth strategy over the past year as we continued to strengthen our position as a full-fledged community bank. When Brian established the new division, we only had about $15 million in our commercial loan portfolio. Commercial deposits have also grown by about $35 million over that period.

"These results, coupled with strength in our other operations, are primary reasons that this year's results will exceed last year's record earnings," Donius said. Last year the bank reported net income of $5.8 million, or $1.01 per diluted share. "We also expect our asset size to increase 50 percent from last year's approximately $400 million."

Pulaski Financial Corp., operating in its 82nd year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis and Kansas City metropolitan areas. The bank offers a full line of quality retail-banking products through seven full-service banks. The company's website can be accessed at www.pulaskibankstl.com. Visit the shareholder information page for useful and comparative data.

STATEMENTS CONTAINED IN THIS NEWS RELEASE CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON THE BELIEFS AND EXPECTATIONS OF MANAGEMENT AS WELL AS THE ASSUMPTIONS MADE USING INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT. SINCE THESE STATEMENTS REFLECT THE VIEWS OF MANAGEMENT CONCERNING FUTURE EVENTS, THESE STATEMENTS INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THESE RISKS AND UNCERTAINTIES INCLUDE AMONG OTHERS, CHANGES IN MARKET INTEREST RATES AND GENERAL AND REGIONAL ECONOMIC CONDITIONS, CHANGES IN GOVERNMENT REGULATIONS, CHANGES IN ACCOUNTING PRINCIPLES AND THE QUALITY OR COMPOSITION OF THE LOAN AND INVESTMENT PORTFOLIOS AND OTHER FACTORS THAT MAY BE DESCRIBED IN THE COMPANY'S QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED DECEMBER 31, MARCH 31 AND JUNE 30 AND IN ITS ANNUAL REPORT ON FORM 10-K, EACH FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH ARE AVAILABLE AT THE SECURITIES AND EXCHANGE COMMISSION'S INTERNET WEBSITE (WWW.SEC.GOV) AND TO WHICH REFERENCE IS HEREBY MADE. THEREFORE, ACTUAL FUTURE RESULTS MAY DIFFER SIGNIFICANTLY FROM RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS.

FOR ADDITIONAL INFORMATION CONTACT:
     William A. Donius, President & CEO           Karl Plath or Brien Gately
     Pulaski Financial Corp.                      The Investor Relations Company
     (314) 878-2210 Ext. 3610                     (847) 296-4200


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